EXHIBIT 10.17
MONSANTO COMPANY PHANTOM SHARE UNIT RETENTION PLAN
FOR
LONG-TERM INTERNATIONAL ASSIGNEES
[Amended and Restated on December 15, 2008]
1. ESTABLISHMENT, EFFECTIVE DATE AND PURPOSES
     This document sets forth the provisions of the Monsanto Company Phantom Stock Unit Retention Plan for Long-Term International Assignees (the “Plan”) as established by the Monsanto Company (the “Company”) as of October 25, 2001, and as further amended and restated generally effective as of December 15, 2008, except that certain provisions reflect changes to the Plan that were effective prior to December 15, 2008, as indicated herein. The terms of the Plan, as amended and restated, shall apply with respect to the terms and conditions of any Award that is granted after December 15, 2008 and, to the extent provided in Appendix A of this Plan, any award outstanding on such date.
     The purpose of the Plan is to provide a retention incentive that is tied to stockholder value for certain employees of the Company who are placed on international assignment. To the extent that an award granted under the Plan provides for deferred compensation within the meaning of section 409A of the Internal Revenue Code (the “Code”), it is intended that the Plan and the terms and conditions of the award shall comply with the requirements of Code section 409A, and the applicable provisions of the Plan and the terms and conditions of such award shall be interpreted accordingly. Otherwise, it is intended that an award granted under this Plan and any payment made pursuant to such award shall be exempt from Code section 409A, and the applicable provisions of the Plan and terms and conditions of the award shall be interpreted accordingly.
2. DEFINITIONS
2.1. “Award” means any award of Units granted under this Plan.
2.2. “Award Certificate” means a written document, in such form as the Committee may from time to time prescribe, setting forth the terms and conditions of an Award.
2.3. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
2.4. “Committee” means the Internal People Committee of the Company, or its delegate.
2.5. “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000, and any successors thereto.
2.6. “Disability” means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
2.7. “Effective Date” has the meaning set forth in Section 1.
2.8. “Eligible Participant” means any employee of the Company who accepts an international assignment and who is designated by the Committee as eligible to participate under the Plan.
2.9. “Fair Market Value” means with respect to a Share as of any given date, the average of the highest and lowest per-share sales prices for a Share during normal business hours on the New York Stock Exchange (the “NYSE”) for the immediately preceding date, or if the Shares were not traded on the NYSE on such date, then on the next preceding date on which the Shares were traded, all as reported by such source as the Committee may select. Effective December 15, 2008, Fair Market Value means, with respect to a Share as of any given date, the closing per-share sales price for a Share on the NYSE for that date, or if the Shares were not traded on the NYSE for that date, then on the most recent preceding date on which the Shares were traded, as reported by the official website of the NYSE.
2.10. “Grant Date” means the date as of which the Committee determines that a grant of an Award shall be effective.
2.11. “Key Employee” means a specified employee as defined in section 409A(a)(2)(B)(i), and Treasury Regulation section 1.409A-1(i), or its successor.
2.12. “Participant” means an Eligible Participant to whom an Award has been granted pursuant to this Plan; provided, that in the case of the death or legal incapacity of a Participant, the term “Participant” shall refer to a beneficiary designated pursuant to Section 6.1 or the guardian or legal representative of the Participant acting in a fiduciary capacity on behalf of such Participant under state law and court supervision.
2.13. “Plan” means the Monsanto Company Phantom Stock Unit Retention Plan For Long Term International Assignees as set forth herein.
2.14. “Retirement” means, effective for Awards granted on or after September 1, 2008, Termination of Service after having attained age 55 and performed services through the fifth anniversary of the Participant’s date of hire; provided, however, that with respect to Awards granted prior to September 1, 2008, Retirement means a Termination of Service after having attained age 50.
2.15. “Section.” Unless otherwise indicated, all “Section” references are to sections of this Plan.
2.16. “Share” means a share of Company common stock.
2.17. “Termination for Cause” of a Participant or any other individual means a Termination of Service for “cause,” “just cause,” “misbehavior,” or any similar term, as defined in any unexpired employment agreement between the Participant or other individual and the Company, as the case may be (including without limitation any employment agreement the effectiveness of which has been triggered by a change of control as defined therein), or, in the absence of such an agreement, or if such agreement exists but does not define any such term, an involuntary Termination of Service of the Participant or other individual on account of the Participant’s or other individual’s engaging in (i) any willful or intentional neglect in performing his duties, including, but not limited to, fraud, misappropriation or embezzlement involving property of the Company, or (ii) any other intentional wrongful act that may impair the goodwill or business of the Company, or that may cause damage to any of their businesses.
2.18. “Termination without Cause” of a Participant or any other individual means a Termination of Service that is involuntary on the part of the Participant or other individual, other than a Termination for Cause or as a result of the Participant’s death or Disability, and that meets the requirements of Treasury Regulation section 1.409A-1(n), or its successor.
2.19. “Termination of Service” of a Participant or any other individual occurs when the Participant or other individual incurs a separation from service within the meaning of Code section 409A(a)(2)(A)(i) and Treasury Regulation section 1.409A-1(h), or its successor.
2.20. “Unit” means the right to receive in cash the Unit Value of one Unit at the time or times and subject to the terms and conditions set forth in this Plan.
2.21. “Unit Value” means, with respect to a Unit as of any given date (“Valuation Date”), the Fair Market Value of a Share as of the Valuation Date.
2.22. “Valuation Date” means the date as of which a Unit is valued.
2.23. “Vesting Date” means, with respect to a Unit, the date specified in the Award Certificate pertaining to such Unit on which the Unit Value of such Unit shall become payable (subject to any conditions that may be specified in the Award Certificate) to the Participant holding such Unit, provided that the Participant did not incur a Termination of Service at any time after the Grant Date and before the Vesting Date of such Unit that was not otherwise permitted under the terms of this Plan.
3. ADMINISTRATION
3.1. Delegation. This Plan shall be administered by the Internal People Committee except to the extent the Internal People Committee delegates administration pursuant to this paragraph. The Internal People Committee may delegate all or a portion of the administration of this Plan to one or more senior managers of the Company, provided, that no delegation may be made of the powers granted to the Internal People Committee under Section 6.12. Any such delegation may be revoked by the Committee at any time.
3.2. Scope of Authority. The Committee shall have full power and authority to administer and interpret this Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of this Plan as the Committee deems necessary or advisable. The Committee’s powers include, but are not limited to (subject to the specific limitations described herein), the authority to determine the employees to be granted Awards under this Plan; to determine the size and applicable terms and conditions of grants to be made to such employees; to determine the time when Awards will be granted; to determine the terms and conditions of any grant, including, without limitation, any performance objective or condition, or any vesting condition, restriction or limitation and any acceleration of vesting or waiver of forfeiture regarding any grant; to determine whether a resignation was voluntary and whether a Termination of Service was a Termination for Cause; and, subject to the limitations, if applicable of Code section 409A, to modify, amend or adjust the terms and conditions of any grant made to a Participant, at any time.
3.3. Actions and Interpretations. The Committee’s interpretations of this Plan and of Award Certificates, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to this Plan or any Awards granted hereunder, shall be in its sole discretion and final, binding and conclusive on all interested parties, including the Company, its stockholders, and all former, present and future employees thereof. The Committee may, with respect to all questions of accounting, rely conclusively upon any determination made by the internal accountants of the Company.
3.4. Award Certificates. Each Award shall be evidenced by an Award Certificate.
4. UNIT ADJUSTMENTS
4.1. Adjustments. In the event of any change in corporate capitalization such as a stock split, any corporate transaction such as a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of reorganization in Section 368 of the Code), or any partial or complete liquidation of the Company, then notwithstanding any other provision of this Plan, the Committee shall make such substitution or adjustments in the aggregate number and kind of Units awarded under this Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate; provided, that the number of Units subject to any Award shall always be a whole number.
4.2. Adjustment Notices. Notice of any adjustment or substitution pursuant to this Section 4 (the “Adjustment Notice”) shall be given by the Company to each Participant holding an affected Award; provided, that such adjustment or substitution shall be effective and binding for all purposes of this Plan whether or not an Adjustment Notice is given. An Adjustment Notice may be given by making it generally available to Participants via a newsletter or other written employee communication, whether such communication is made available on paper or electronically. Adjustment Notices, when given, shall be considered to be part of the Award Certificate for each affected Award.
5. AWARDS OF UNITS
5.1. Grants. Units may be granted at such time or times determined by the Committee. All Units shall be granted subject to such terms and conditions, if any, not inconsistent with this Plan, as shall be determined by the Committee and set forth in the applicable Award Certificate, including any provisions as to continued employment or continued service as consideration for the grant of such Units, provisions as to performance conditions, and any provisions that may be advisable to comply with applicable laws, regulations or the rulings of any governmental authority.
5.2. Effect of Death, Disability, or Termination of Service Prior to Vesting Date. Unless otherwise set forth in the applicable Award Certificate, the effect of a Participant’s death, Disability, or Termination of Service (for reasons other than death) prior to the Vesting Date of Units granted to the Participant shall be as follows:

     (a) Death or Disability. If the Participant dies or suffers a Disability prior to Termination of Service, the Participant shall (i) become fully vested in the Units, and (ii) be entitled to receive the Unit Value of each vested Unit determined as of the date of death or Disability.
     (b) Termination for Cause. If the Participant’s Termination of Service is a Termination for Cause, the Participant shall forfeit each Unit.
     (c) Permissible Termination of Service. If the Participant’s Termination of Service is an involuntary Termination without Cause, a Retirement, or such other permissible Termination of Service set forth in the Award Certificate, the Participant shall (i) become fully vested in the Units,, and (ii) be entitled to receive upon the Vesting Date in accordance with Section 5.4 the Unit Value of each vested Unit determined as of the Vesting Date.
     (d) Other. If the Participant’s Termination of Service is by reason of voluntary resignation or any other reason not described in Section 5.2(a), (b) or (c), the Participant shall forfeit such Unit.
5.3. Vesting. A Participant shall be entitled to receive the Unit Value of a Unit granted to such Participant, determined as of the Vesting Date of such Unit, provided that the Participant has met applicable performance objectives as of such date and provided further, that, except as otherwise provided in Section 5.2, the Participant shall not have incurred a Termination of Service at any time after the Grant Date and before the Vesting Date of such Unit.
5.4 Payment of Unit Value. Payment of the Unit Value of a Unit to a Participant who becomes entitled thereto upon the Vesting Date pursuant to Section 5.2(c) or Section 5.3, or upon death or Disability pursuant to Section 5.2(a), shall be made by the Company in cash (less applicable taxes) as follows:
     (a) Payment on Death or Disability. If the Participant becomes entitled to payment of the Unit Value of a Unit upon the Participant’s death or Disability pursuant to Section 5.2(a), the payment shall be made upon the date of the Participant’s death or Disability, or as soon as administratively feasible following such event, but no later than the deadline prescribed in Treasury Regulation section 1.409A-3(d), or its successor.
     (b) Payment on Permissible Termination of Service or Vesting Date. If the Participant becomes entitled to payment of the Unit Value of a Unit upon the Participant’s Termination of Service under Section 5.2(c) or Section 5.3, the payment shall be made upon the Vesting Date, or as soon as administratively feasible following such event, but no later than the deadline prescribed in Treasury Regulation section 1.409A-3(d) or its successor.
6. MISCELLANEOUS PROVISIONS
6.1. Non-Transferability. No Awards shall be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution or levy of any kind; and any purported transfer in violation hereof shall be null and void. Without limiting the generality of the foregoing, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of, or following, the Participant’s death, may be provided.
6.2. No Right to Continued Employment or Service. Nothing contained in this Plan, any Award Certificate or any booklet or document describing or referring to this Plan shall be deemed to confer on any Eligible Participant the right to continue as an employee of the Company, whether for the duration of a Participant’s Award vesting schedule or otherwise, or affect the right of the Company to terminate the employment or service of any such person for any reason.
6.3. Governing Law; Construction. This Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of this Plan.
6.4. Certain Tax Matters. Notwithstanding any other provision of this Plan, the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Award, including without limitation the withholding of cash that would be paid or delivered pursuant to such Award or any other Award under this Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or cancelling any portion of such Award or any other Award under this Plan in an amount sufficient to reimburse the Company for the minimum amount it is required to so withhold, in order to withhold or reimburse the Company for the minimum amount it is required to so withhold; provided, however, that with respect to any Award that provides deferred compensation within the meaning of Code section 409A, such actions shall be undertaken only to the extent permitted by the rules under Code section 409A, including but not limited to the rules in Treasury Regulation section 1.409A-3(j)(4)(vi) and (ix), or its successor. In addition, the Committee may establish appropriate procedures to ensure that it receives prompt notice of any event that may make available to the Company any tax deduction in connection with an Award.
6.5. No Rights as a Stockholder. No Participant shall have any rights as a stockholder with respect to any Award.
6.6. No Right to Award. No employee or other person shall have any claim or right to be granted an Award under this Plan. Having received an Award under this Plan shall not give a Participant or other person any right to receive any other Award under this Plan. A Participant shall have no rights or interests in any Award, except as set forth herein and in the applicable Award Certificate.
6.7. Unfunded Plan. It is presently intended that this Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of Awards granted pursuant to this Plan.

6.8. Exclusion from Pension and other Benefit Plan Computation. Except to the extent otherwise required by applicable law, by receipt of an Award, (i) each Participant shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any of its subsidiaries or affiliates, and (ii) each beneficiary of a deceased Participant shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Company or any of its subsidiaries or affiliates on the life of the Participant that is payable to the beneficiary under any life insurance plan covering employees of any of such companies.
6.9. Notice. Except as otherwise provided in this Plan, all notices or other communications required or permitted to be given under this Plan to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage pre-paid, as follows: (i) if to the Company, at its principal business address to the attention of the Secretary; and (ii) if to any Participant, at the last address of the Participant known to the sender at the time the notice or other communication is sent.
6.10. Inurement of Rights and Obligations. The rights and obligations under this Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.
6.11. Costs and Expenses of This Plan. Except as otherwise provided herein, the costs and expenses of administering this Plan shall be borne by the Company, and shall not be charged to any Award nor to any Participant receiving an Award.
6.12. Amendment or Termination
(a)	The Internal People Committee may, from time to time, amend or modify this Plan or any outstanding Awards.

(b)	No amendment to or termination of this Plan or any provision hereof, and no amendment to or cancellation of any outstanding Award shall, without the written consent of the affected Participant, adversely affect any outstanding Award.

(c)	Notwithstanding the above provisions, the Internal People Committee shall have authority to amend outstanding Awards and this Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards that qualify for beneficial treatment under such rules, without the consent of affected Participants.

APPENDIX A
TRANSITION PROVISIONS APPLICABLE TO AWARDS OF PARTICIPANTS
OUTSTANDING ON DECEMBER 15, 2008
A.1	Application of Plan. Except as provided otherwise in this Appendix A, the terms of the Plan effective December 15, 2008 shall apply to Awards of Participants subject to this Appendix A.

A.2	Vesting Date. Notwithstanding the provisions of Section 2.23, the Vesting Date for Participants subject to this Appendix A shall be fixed by the Company’s international assignment administrator no later than December 31, 2008 and shall be communicated to such Participants by such date.

A.2	Vesting of Units. Notwithstanding the provisions of Section 5.2 and 5.3 of the Plan, the vesting and forfeiture of Units covered by Awards outstanding on December 15, 2008, including the effect of a Participant’s Termination of Service prior to the Vesting Date, shall be determined, except as provided in Section A.2 above, in accordance with Section 6.2 and 6.3 of the prior plan in effect when the Award was granted (the “Prior Plan”), and the terms and conditions of the Participant’s applicable Award Certificate. For these purposes, the definition of “Disability” shall be determined by reference to the definition of such term in the Prior Plan, and the definition of “Retirement” shall be determined by reference to the definition in Section 2.14 of this Plan.

A.3	Payment of Units. Notwithstanding the provisions of Section 5.4 of the Plan, payment of the Unit Value of Units to a Participant who is subject to this Appendix A and who becomes entitled thereto in accordance with Section A.2 shall be made in accordance with the following:
(a)	Awards not subject to Code section 409A. With respect to a payment under an Award Certificate that does not provide for deferred compensation under Code section 409A, including an Award Certificate that does not provide for vesting on Termination of Service otherwise than as provided in Section 6.2(a)-(d) of the Prior Plan, or with respect to a payment under an Award that provides compensation that is exempt from Code section 409A pursuant to an exception for foreign compensation, such payment shall be made (i) upon the Vesting Date, or as soon as administratively feasible following such event, but not after the later of (I) the end of the calendar year in which the Vesting Date falls or (II) two and one-half months following the Vesting Date, or (ii) with respect to a payment pursuant to Section 6.2(a) or (c) of the Prior Plan, as soon as administratively feasible following the Participant’s death, or Termination of Service, but no later than 90 days thereafter.

(b)	Awards subject to Code section 409A. With respect to a payment under an Award Certificate that provides deferred compensation within the meaning of Code section 409A, such payment shall be made (i) upon the Vesting Date, or as soon as administratively feasible following such event, but not after the later of (I) the end of the calendar year in which the Vesting Date falls or (II) two and one-half months following the Vesting Date, or (ii) with respect to a payment on death, Disability, Retirement or other Termination of Service as permitted by Section 6.2 of the Prior Plan or by the terms of the Award Certificate, as soon as administratively feasible following the Participant’s Termination of Service, but no later than 90 days thereafter, provided, however, that if the Participant is a Key Employee, and Termination of Service occurs by any reason other than death, such payment shall be made as soon as administratively practicable after the first day of the seventh month following such Termination of Service, but no later than 90 days thereafter.